EXHIBIT 26.(c)(i)

DISTRIBUTION AGREEMENT

AGREEMANT made this 29th day of February, 1984, by and between Pruco Life

Insurance Company of New Jersey, a New Jersey corporation ("Company"), on its own behalf and on behalf of the Pruco Life of New Jersey Variable Appreciable

Account ("Account"), and Pruco Securities Corporation, a New Jersey corporation

("Distributor").

WITNESSETH:

WHEREAS, the Company has established and maintains the Account, a separate investment account, pursuant to the laws of New Jersey for the purpose of selling variable appreciable life insurance contracts ("Contracts"), to commence after the effectivenese of the Registration Statement relating thereto filed with the Securities and Exchange Commission on Form S-6 pursuant to the

Securities Act of 1933, as amended (the "1933 Act"); and

WHEREAS, the Account will be registered as a unit investment trust under the Investaent Company Act of 1940 (the "1940 Act"); and

WHEREAS, Distributor is registered as a broker-dealer under the Securities

Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the

Nationa1 Association of Securities Dealers, Inc. ("NASD"); and

WHEREAS, the Company and the Distributor wish to enter into an agreement to have the Distributor act as the Company's principal underwriter for the sale of the Contracts through the Account;

NOW, THEREFORE, the parties agree as follows:

II-13


-2-

1. Appointment of the Distributor

The Company agrees that during the term of this Agreement it will take all action which is required to cause the Contracts to comply as an insurance product and a registered security with all applicable federal and state laws and regulations. The Company appoints the Distributor and the Distributor agrees to act as the principai underwriter for the sale of Contracts to the public, during the term of this Agreement, in each state and other jurisdictions in which such

Contracts may lawfully be sold. Distributor shall offer the Contracts for sale and distribution at premium rates set by the Company. Applications for premium the Contracts shall be solicited only by representatives duly and appropriately licensed or other-wise qualified for the sale of such Contracts in each state or other jurisdiction. Company shall undertake to appoint Distributor's qualified representatives as life insurance agents of Company. Completed applications for

Contracts shall be transmitted directly to the Company for acceptance or rejection in accordance with underwriting rules established by the Company.

Initial premium payments under the Contracts shall be made by check payable to the Company and shall be held at all times by Distributor or its representatives in a fiduciary capacity and remitted promptly to the Company. Anything in this

Agreement to the contrary notwithstanding, the Company retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of the Company. The Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

2. Sales Agreements

Distributor is hereby authorized to enter into separate

II-14


-3-

written agreements, on such terms and conditions as Distributor may determine not inconsistent with this Agreement, with one or more organizations which agree to participate in the distribution of Contracts. Such organization

(hereafter "Broker") shall be both registered as A broker/dealer under the

Securities Exchange Act and a member of NASD). Broker and its agents or representatives soliciting applications for Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such

Contracts (and the riders and other policies offered in connection therewith)

under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which the Company is licensed to sell the Contracts.

Distributor shall have the responsibility for ensuring that Broker supervises its representatives. Broker shall assumes any legal responsibilities of Company for the acts, commissions or dafalcations of such representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by such Broker through its agents or representatives shall be transmitted directly to the Company, and if received by Distributor, shall be forwarded to Company. All premium payments under the Contracts shall be made by check to Company and, if received by Distributor, shall be held at all time in a fiduciary capacity and remitted promptly to Company.

3. Life Insurance Licensing

Company shall be responsible for insuring that Brokers are duly qualified,

under the insurance laws of the applicable jurisdictions, to sell the Contracts.

II-15


-4-

4. Suitability

Company wishes to ensure that Contracts sold by Distributor will be issued to purchasers for whom the Contract will be suitable. Distributor shall take reasonable steps to ensure that the various representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the

Contracts.

5. Promotion Materials

Company shall have the responsibility for furnishing to Distributor and its representatives sales promotion materials and individual sales proposals related to the sale of the Contracts. Distributor shall not use any such materials that have not been approved by Company.

6. Compensation

Company shall arrange for the payment of commissions directly to those registered representatives of Distributor who are entitled thereto in connection with the sale of the Contracts on behalf of Distributor, in the amounts and on such term and conditions as Company and Distributor shall determine; provided that such terms, conditions and commissions shall

II-16


-5-

be as are set forth in or as are not inconsistent with the Prospectus included as part of the Registration Statement for the Contracts and effective under the

1933 Act.

Company shall arrange for the payment of commissions directly to those

Brokers who sell Contracts under agreements entered into pursuant to paragraph

2. hereof, in amounts as may be agreed to by the company and specified in such written agreements.

Company shall reimburse Distributor for the costs and expenses incurred by

Distributor in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement in the initial sales efforts and the continuing obligations hereunder.

7. Records

Distributor shall have the responsibility for maintaining the records of representatives licensed, registered and otherwise qualified to sell the

Contracts. Distributor shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records of Company,

the Account and Distributor shali be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by the Distributor in connection with this Agreement shall be the property of the

Company and shall be returned to the Company upon termination of this Agreement,

free from any claims or retention of rights by the Distributor. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

II-17


8. Investigation and Proceeding

(a) Distributor and Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. Distributor and

Company further agree to cooperate fully in any securities regulatory investigation or proceeding or judiciai proceeding with respect to Company,

Distributor, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the Company's operations are being conducted in a manner consistent with any applicable law or regulations.

(b) In the case of a substantive customer complaint, Distributor and

Company will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

9. Termination

This Agreement shall terminate automatically upon its assignment without the prior written consent of both parties. This Agreement may be terminated at any time by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon

II-18


-7-

termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in paragraph 8. hereof.

10. Regulation

This Agreement shall be subject to the provisions of the 1940 Act and the

Securities Exchange Act of the rules, regulations, and rulings thereunder and of the applicable rules and regulations of the NASD, from time to time in effect,

and the terms hereof shall be interpreted and construed in accordance therewith.

11. Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By /s/ SPECIMEN

--------------------------------------

PRUCO SECURITIES CORPORATION

By /s/ SPECIMEN

--------------------------------------